EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:
May 13, 2015	Todd A. Gipple
Executive Vice President
Chief Operating Officer
Chief Financial Officer
(309) 743-7745

QCR Holdings, Inc.

Announces Closing of 3,680,000 Share Public Offering of Common Stock

QCR Holdings, Inc. (NASDAQ/QCRH) today announced the closing of an underwritten public offering of 3,680,000 shares of its common stock, which included 480,000 shares sold pursuant to the underwriters’ full exercise of their option to purchase additional shares, at a price of $18.25 per share to the public. The net proceeds to the Company, after deducting the underwriting discount and estimated offering expenses payable by the Company, were approximately $63.6 million.

The Company intends to use the net proceeds from this offering for the repayment of certain of the Company’s debt obligations, to support the restructure of certain long-term wholesale borrowings and structured repurchase transactions and for general corporate purposes, including the pursuit of possible opportunistic acquisitions and other long-term strategic opportunities that may arise in the future.

Keefe, Bruyette & Woods, A Stifel Company, and Raymond James & Associates, Inc. served as joint book-running managers and FIG Partners, LLC and D.A. Davidson & Co. served as co-managers for the offering.

The offering was made under the Company’s shelf registration statement filed with the Securities and Exchange Commission (“SEC”) on June 30, 2014 and declared effective on July 14, 2014.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The offering was made by means of a prospectus and a related prospectus supplement, copies of which may be obtained by contacting Keefe, Bruyette & Woods, Inc., Attention: Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, telephone (800) 966-1559, or Raymond James & Associates, Inc., Attention: Equity Capital Markets, 222 S. Riverside Plaza, 7th Floor, Chicago, IL 60606, telephone (800) 800-4693. Copies of the prospectus and related prospectus supplement may also be obtained from the SEC’s website at: www.sec.gov.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities through its wholly owned subsidiary banks. Quad City Bank & Trust Company, which is based in Bettendorf, Iowa, and commenced operations in 1994, Cedar Rapids Bank & Trust Company, which is based in Cedar Rapids, Iowa, and commenced operations in 2001, and Rockford Bank & Trust Company, which is based in Rockford, Illinois, and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. Quad City Bank & Trust Company also engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin. With the acquisition of Community National Bancorporation on May 13, 2013, the Company now serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company.